Oppenheimer Quest for Value Funds, on behalf of
   Oppenheimer Balanced Value Fund
Oppenheimer Quest Capital Value Fund
[November 10], 1999

                                                                           (9)












Oppenheimer Quest for Value Funds,
   on behalf of Oppenheimer Quest Balanced Value Fund
Oppenheimer Quest Capital Value Fund
Two World Trade Center
34th Floor
New York, New York  10048-0203



[ November 10 ], 1999


Oppenheimer Quest Balanced Value Fund ("Acquiring"), a series of Oppenheimer Quest For Value Funds, a Massachusetts business trust (the "Trust"), and Oppenheimer Quest Capital Value Fund Inc. ("Target"), a Maryland corporation, have requested our opinion regarding certain Federal income tax consequences resulting from several proposed transactions as part of a reorganization involving Acquiring and Target, and pursuant to an Agreement and Plan of Reorganization dated as of [ ____________ ], (the "Agreement") by and between Acquiring and the Trust, on behalf of Target.

In connection with the rendering of our opinion, we have reviewed:

1. the Registration Statement on Form N-14 filed with the Securities and Exchange Commission on [ ________ ], 1999 by Acquiring (the
      "Registration Statement");

2. the Proxy Statement for Target dated    [ __________ ], 1999 (the "Proxy
      Statement");

3. the Prospectus for Acquiring; and

4. the Agreement.

In addition, we have relied upon representations made by Acquiring and Target in their representation letters dated [ _________ ], 1999 (the "Representations").

We have assumed that all documents furnished to us are authentic and legally enforceable, and that all copies are true and complete reproductions of the originals.

Capitalized terms not otherwise defined in this letter shall have the meaning set out in the Registration Statement or the Agreement.


                              Background

Acquiring is an open-end, diversified management investment company organized as a series of the Trust, a Massachusetts business trust. At the Closing Date Acquiring has authorized and issued three classes of voting shares of beneficial interest ("shares"). Class A, Class B, and Class C shares are all publicly traded. Each class has its own dividends and distributions and pays certain expenses that may be different for the different classes. The differences among the classes principally relate to the amount and timing of sales charges in connection with share purchases.

Target is an open-end, diversified management investment company, within the meaning of the Investment Company Act of 1940 (the "1940 Act"), organized as a Maryland corporation. At the Closing Date Target has authorized and issued three classes of voting common stock, Class A, Class B, and Class C, and the shares of all three classes are publicly traded. Each class has its own dividends and distributions and pays certain expenses that may be different for the different classes. The differences among the classes principally relate to the amount and timing of sales charges in connection with share purchases.

Acquiring and Target are each a "regulated investment company" ("RIC") within the meaning of section 851 of the Internal Revenue Code of 1986, as amended (the "Code"), for the current and all prior years. It is intended that Acquiring, as the survivor, will continue to qualify as a RIC for all subsequent years.

Target's investment objective is to seek capital appreciation. Acquiring seeks growth of capital as its primary investment objective, with investment income as a secondary investment objective. In seeking their investment objectives, both Target and Acquiring use a similar value investing strategy and invest primarily in equity securities of companies believed to be undervalued in the marketplace in relation to factors such as the companies' assets, earnings, growth potential and cash flows. Balanced Value Fund is also required to invest at least 25% of its total assets in debt securities, and at [ _______________ ] held nearly 27% of its invested assets in debt securities; although Target is permitted to invest in debt securities, its portfolio holdings at [ ________________ ] consisted of stocks, cash and cash equivalents only.

                        Proposed Reorganization

For what are represented to be valid business reasons, Acquiring and Target wish to reorganize Target with and into Acquiring pursuant to the Agreement. The represented reasons for the Reorganization include:

1. So that the shareholders of Target may become shareholders of a substantially larger fund, advised by the same investment adviser and subadviser, with the investment objective of capital growth as well as current income, and similar "value-oriented" investment policies and strategies but with the potential for lower overall operating expenses.

2. Acquiring's historical performance is superior to that of Target.

3. Due to the balance of stocks and debt securities in Acquiring, compared to the concentrated stock holdings of Target, Acquiring's portfolio likely will not experience the significant volatility to which Target is exposed in the event one particular holding significantly loses value.

Accordingly, the Board of Directors of Target, including the independent directors, and the Board of Trustees of Acquiring unanimously approved the Reorganization and the Agreement and voted to recommend its approval to the shareholders of Acquiring and of Target. Both the Board of Directors and the Board of Trustees have also determined that the interests of shareholders of each of Target and Acquiring will not be diluted as a result of the Reorganization. The Reorganization was approved by a vote of the shareholders of Target on [ ____________ ], 1999.

As set forth in the Agreement, the following transactions will occur on the Closing Date:

1. Target will transfer all of its assets, excluding a cash reserve (the "Cash Reserve"), to Acquiring in exchange solely for voting shares of beneficial interest of Acquiring, consisting of Class A, Class B, and Class C shares;

2. Target will retain the Cash Reserve sufficient in amount, in Target's discretion, for the payment of (a) the expenses of Target's dissolution, and
   (b) Target's liabilities other than those liabilities assumed by Acquiring; however, the Cash Reserve shall not exceed 10% of the value of Target's net assets, nor 30% of Target's gross assets, determined as of the close of business on the day preceding the Closing Date;

3. Acquiring will assume certain identified and agreed-to liabilities of Target incurred in the ordinary course of Target's business;

4. In complete liquidation of Target and in conjunction with the Closing, Target will distribute on a pro rata basis to its shareholders, in exchange for their Target shares, the shares of Acquiring received by Target on the Closing Date in exchange for its assets.

 There will be no right of dissenters and no shares of Target stock will be exchanged for cash or other property, or exchanged for cash in lieu of fractional shares.

It is not expected that the shareholders of Target will hold 50 percent or more of the Acquiring stock immediately after the Reorganization.

Within one year after the Closing Date, Target will (a) pay or make provision for payment of all its liabilities and taxes, and (b) either transfer the remaining amount (if not material) of the Cash Reserve to Acquiring, or distribute such remaining amount (if material) to Target's shareholders as of the day preceding the Closing Date.


                            Representations

You have made the  following  representations  in  connection  with the proposed
Reorganization:

   1. Each shareholder of Target who exchanges his shares pursuant to the Reorganization will receive, in exchange therefor, solely voting common shares of beneficial interest of Acquiring.

   2. Other than as may result from redemption of Target shares in the ordinary course of its business, there has not been a significant change in the ownership of Target prior to the Reorganization.

3. Acquiring has no plan or intention to sell or otherwise dispose of the assets of Target acquired in the Reorganization, except for dispositions made in the ordinary course of its business.

4. The fair market value of the Acquiring shares of beneficial interest received by each shareholder of Target will be approximately equal to the fair market value of the Target stock surrendered in the exchange.

5. Any liabilities of Target assumed by Acquiring and the liabilities, if any, to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

6. There is no plan or intention by any shareholder of Target who owns 5% or more of Target's outstanding shares, and to the best knowledge of Target, there is no plan or intention on the part of the remaining shareholders of Target, to redeem, sell, exchange, or otherwise dispose of a number of shares of beneficial interest of Acquiring received in the Reorganization that would reduce the ownership of shares of Acquiring by shareholders of Target to a number of shares having a value, as of the Closing Date, of less than 50 percent of the value of all the formerly outstanding stock of Target as of the same date.

7. Acquiring will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target immediately prior to the Reorganization. For purposes of this representation, (1) amounts used by Target to pay its reorganization expenses, (2) amounts, if any, paid by Target to shareholders, and (3) all redemptions and distributions (except for redemptions in the ordinary course of Target's business as an open-end investment company as required by section 22(e) of the 1940 Act pursuant to the demand of a shareholder, and regular, normal dividends) made by Target immediately preceding the transfer will be included as assets of Target held immediately prior to the Reorganization.

8. Acquiring has no plan or intention to reacquire any of its stock issued pursuant to the Reorganization, except that Acquiring, as an open-end investment company, will redeem any of its shares presented to it for redemption in the ordinary course of its business.

9. Following the Reorganization, Acquiring will continue the historic business of Target or use a significant portion of Target's historical business assets in a business.

10. Acquiring, Target and the shareholders of Target will each pay their respective expenses in connection with the Reorganization.

11. There is no intercorporate indebtedness existing between Acquiring and Target that was issued, acquired, or will be settled at a discount.

12. Acquiring and Target each (a) are regulated investment companies within the meaning of section 851of the Code, or (b) meet the requirements described in section 368(a)(2)(F)(ii) of the Code.

13. Acquiring does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Target.

14. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

15. Target will distribute the stock, securities, and any other property it receives in the Reorganization, and its other properties, in pursuance of the Reorganization.

16. The fair market value of the assets of Target transferred to Acquiring in pursuance of the Reorganization equals or exceeds the sum of (a) the liabilities assumed by Acquiring, plus (b) the amount of liabilities, if any, to which the transferred assets are subject.

17. The total adjusted basis of the assets transferred by Target to Acquiring will equal or exceed the sum of the liabilities to be assumed and the liabilities, if any, to which the transferred assets are subject.

18. Acquiring and Target have, for all of their tax years, elected to be taxed as RICs as defined in section 851 of the Code, and after the Reorganization, Acquiring intends to continue to elect to be taxed as a RIC.

19. Acquiring meets, and has met for [number of] years, the definition of a fund set forth in Section 851(g) of the Code.


                               Opinions

On the basis of the facts and representations set forth above, it is our opinion that:

1. The transactions contemplated by the Agreement, as described above (the transfer of substantially all of Target's assets in exchange for Acquiring voting common shares and the assumption by Acquiring of certain identified liabilities of Target, followed by the distribution by Target, in complete liquidation, of the Acquiring shares to Target shareholders in exchange for their Target shares) will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code;

2. Target and Acquiring will each be a "party to a reorganization" within the meaning of section 368(b) of the Code;

3. Pursuant to section 354(a) of the Code, no gain or loss will be recognized by Target shareholders upon the exchange of the Target shares for the Acquiring shares;

4. Pursuant to section 361 of the Code, no gain or loss will be recognized by Target upon the transfer of its assets to Acquiring in exchange for Acquiring shares and the assumption by Acquiring of the identified liabilities of Target, or upon the distribution by Target of Acquiring shares to Target shareholders in exchange for the Target shares;

5. Pursuant to section 1032 of the Code, no gain or loss will be recognized by Acquiring upon the receipt of the assets of Target solely in exchange for Acquiring shares and the assumption by Acquiring of the identified liabilities of Target;

6. Pursuant to section 358 of the Code, the aggregate tax basis for Acquiring shares received by each Target shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target shares held by each such Target shareholder immediately prior to the Reorganization;

7. Pursuant to section 1223 of the Code, the holding period of Acquiring shares received by each Target shareholder as part of the Reorganization will include the period during which the Target shares surrendered in exchange therefor were held (provided such Target shares were held as capital assets on the date of the Reorganization);

8. Pursuant to section 362(b) of the Code, the tax basis of the assets of Target acquired by Acquiring will be the same as the tax basis of such assets in the hands of Target immediately prior to the Reorganization;

9. Pursuant to section 1223 of the Code, the holding period of the assets of Target in the hands of Acquiring will include the period during which those assets were held by Target; and

10. Acquiring will succeed to and take into account the items of Target described in section 381(c) of the Code, including the earnings and profits (or deficit in earnings and profits), of Target as of the date of the Reorganization, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and applicable Treasury Regulations.


                            Substantial Authority

Provided that the facts, assumptions, and representations contained herein are correct, substantial authority, within the meaning of section 6662 of the Code, exists for the opinions expressed herein.


                                Caveats

Our opinions are not binding on any court or on the Internal Revenue Service ("IRS"). The IRS may examine the transactions discussed above and contemplated by the Agreement. In doing so, the IRS is not bound by the factual representations made to us, and may reach conclusions contrary to our opinions.

The conclusions expressed herein are based upon the facts, assumptions and representations as set forth above. Such conclusions could change if these facts, assumptions or representations are incorrect, or if any facts have been omitted.

The conclusions expressed herein are based upon the Code, the Regulations thereunder, the applicable and currently publicly available administrative positions of the IRS, and existing court decisions, all as publicly available on the date of this letter. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which could significantly modify the conclusions expressed herein. Any such changes may or may not be retroactive with respect to the Reorganization described above and, as a result, could adversely affect the tax consequences as set forth above. PricewaterhouseCoopers LLP will have no duty to update this letter unless so requested.

This opinion is limited solely to the Federal income tax consequences as expressed above, and no opinion is expressed concerning state, local, or foreign tax considerations. No opinion is expressed concerning the Federal income tax treatment under other provisions of the Code and Regulations, or concerning the tax treatment of any conditions existing at the time of, or effects resulting from, the Reorganization or the tax consequences of the Reorganization with respect to any other taxpayers that are not specifically covered by the opinions expressed in this letter. Therefore, such taxpayers should consult with their own tax advisers as to the potential tax risks involved.


Very truly yours,